Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-200679 and 333-190301) of Luxoft Holding, Inc. of our reports dated July 29, 2016, with respect to the consolidated financial statements of Luxoft Holding, Inc and its subsidiaries and the effectiveness of internal control over financial reporting of Luxoft Holding, Inc included in its annual report on Form 20-F for the year ended March 31, 2016 as filed with the Securities and Exchange Commission on July 29, 2016.

Ernst & Young LLC

/s/ Ernst & Young LLC
Moscow, Russia

July 29, 2016

A member firm of Ernst & Young Global Limited